Exhibit 99.1

Phone: 860-927-2050 Fax: 860-927-8372 www.outpost.com	23 North Main Street P.O. Box 636 Kent, CT 06757

For More Information Contact:	Christopher J. Walls VP, Corporate Counsel (860) 927-2318 cwalls@outpost.com

Email Contact:
press@outpost.com

For Immediate Release

Outpost.com Announces Completion of Its Merger with Fry's Electronics

         KENT, CT — November 8, 2001 /PRNewswire/ —Outpost.com (Cyberian Outpost, Inc.; Nasdaq: COOL) today announced the completion of its cash merger with Fry’s Electronics, Inc. following the approval of the merger at a special meeting of Outpost.com’s stockholders. Of the shares of Outpost.com common stock voted at the special meeting, 95.2% were voted in favor of the merger. As a result of the merger, Outpost.com became a wholly-owned subsidiary of Fry’s and each outstanding share of Outpost.com’s common stock was converted into the right to receive $0.25, without interest. Outpost.com is no longer publicly held, and will cease trading on the Nasdaq National Market at the close of business today.

         Darryl Peck, Outpost.com’s founder, President and Chief Executive Officer, stated, “Fry’s acquisition of Outpost.com proved to be our best opportunity to enhance stockholder value. Outpost.com’s employees and management are excited to join the Fry’s family and extend to the Internet Fry’s philosophy of being the one-stop supplier to the hi-tech professional.”

About Outpost.com

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products. Outpost.com has been named the top-rated consumer shopping experience on the Web by the on-line shoppers’ rating service Bizrate.com, receiving the “Circle of Excellence Award” for Holiday 2000 and the 1999, 2000 and 2001 #1 PowerRanking for Computing by Forrester Research. Today, Outpost.com has an existing customer base of over 1.5 million. As a full service provider (FSP), Outpost.com provides its partners with e-commerce solutions encompassing site design, site maintenance, order management and fulfillment.